News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Third Quarter Fiscal Year 2005 Results

CHICAGO, March 3, 2005 — Methode Electronics, Inc. (Nasdaq: METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2005 third quarter, ended January 31, 2005.

Methode reported third quarter fiscal 2005 net sales of $92.4 million, which included $2.0 million in customer paid tooling sales, compared to last year’s net sales of $86.7 million, which included $3.8 million of tooling. Excluding tooling, net sales for the third quarter fiscal 2005 increased eight percent over last year’s third quarter.

Net income in the third quarter fiscal 2005 was $4.7 million, or $0.13 per share, compared to last year’s third quarter net income of $1.4 million, or $0.04 per share. Last year’s net income included an after-tax charge of $3.1 million or $0.08 per share for expenses related to the elimination of Methode’s dual-class stock structure and a facility closing. In this year’s third quarter, the Company incurred third-party Sarbanes-Oxley compliance costs of $1.2 million. The prior year period had no such costs and these amounts were almost $0.9 million, or $0.02 per share, in excess of our preliminary expectations.

In the first nine months of fiscal 2005, net sales were $277.1 million with $3.9 million in customer paid tooling, compared to $259.2 million that included $7.6 million in tooling sales from the same period last year. Excluding tooling, net sales for the first nine months of fiscal 2005 were $273.2 million, an increase of eight percent compared to $251.6 million in the same period last year.

Net income was $15.8 million in the first nine months of fiscal year 2005 or $0.44 per share, compared to $12.1 million, or $0.34 per share, including the $0.08 per share charge reported in the third quarter of fiscal 2004. In the first nine months of fiscal 2005, Methode has incurred third-party Sarbanes-Oxley compliance costs of $1.7 million. The prior year period had no such costs and these amounts were approximately $1.0 million, or $0.02 per share, in excess of our preliminary expectations.

Donald W. Duda, President and Chief Executive Officer for Methode Electronics said, “For the quarter we exceeded our sales and profit expectations. In spite of the higher than expected Sarbanes-Oxley compliance costs and continued global pricing pressures, our business performed very well during the third quarter.”

Mr. Duda went on to say, “Methode’s non-automotive businesses made strong contributions to the quarter, as did stronger than expected sales by our Automotive Safety Technology group. These businesses helped to offset the lower sales realized from Methode’s traditional U.S. automotive OEMs.”

For the nine-month period in fiscal 2005, selling and administrative expense represented 13.8 percent of net sales, compared to 12.8 percent in the same nine months in fiscal 2004. This increase is due primarily to expenses such as third-party Sarbanes-Oxley compliance costs, amortization of stock-based compensation, expanded sales presence in the Connectivity business, increased research and development costs in automotive and corporate governance. In 2004, certain costs associated with eliminating Methode’s dual-class stock structure increased selling and administrative costs by 1.1 percent of net sales.

Methode is expecting to achieve fiscal year 2005 sales results between $370 million and $380 million. The Company is modifying its earnings per share guidance for the full-year to reflect higher than expected third party Sarbanes-Oxley compliance costs. Fiscal year 2005 earnings per share are now expected to be in the range of $0.63 to $0.68.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on March 3, 2005 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international. A telephone replay of the call will be available for seven days, by dialing 877-660-6853 for domestic callers and 201-612-7415 for international, both using the playback account number 1628 and conference ID number 138436.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated March 3, 2005, containing information on Methode’s third quarter reporting period for fiscal 2005 and offering guidance for its fourth quarter and full year reporting periods for fiscal 2005, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; higher than anticipated Sarbanes-Oxley compliance costs; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of March 3, 2005. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectation.

	Methode Electronics, Inc.
	Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended January 31,
	2005	2004
Net sales	$92,381	$86,698
Other income	373	636
Cost of products sold	71,844	70,784
Selling and administrative expenses	14,133	13,485
Income from operations	6,777	3,065
Interest, net	326	144
Other, net	(248)	(600)
Income before income taxes	6,855	2,609
Income taxes	2,150	1,235
Net income	4,705	1,374
Basic and Diluted Earnings per Common Share	$0.13	$0.04
Average Number of Common Shares outstanding:
Basic	36,043	35,700
Diluted	36,383	36,045
	Nine Months Ended January 31,
	2005	2004

Net sales	$277,145	$259,158
Other income	1,219	1,986
Cost of products sold	217,461	208,812
Selling and administrative expenses	38,250	33,274
Income from operations	22,653	19,058
Interest, net	688	383
Other, net	(385)	(1,140)
Income before income taxes	22,956	18,301
Income taxes	7,150	6,180
Net income	15,806	12,121
Basic and Diluted Earnings per Common Share	$0.44	$0.34
Average Number of Common Shares outstanding:
Basic	35,751	35,865
Diluted	36,071	36,163
Certain prior year amounts have been reclassified to conform to the current year presentation.

Summary Balance Sheets
(In thousands)
	January 31,	April 30,
	2005	2004
	(Unaudited)
Cash	$81,301	$61,757
Accounts receivable — net	60,954	65,360
Inventories	37,688	29,207
Other current assets	11,876	13,031

Total Current Assets	191,819	169,355
Property, plant and equipment — net	93,557	87,755
Goodwill — net	22,783	19,559
Intangible assets — net	21,096	24,266
Other assets	13,444	13,253

Total Assets	$342,699	$314,188

Accounts and notes payable	$27,666	$28,542
Other current liabilities	33,965	28,718

Total current liabilities	61,631	57,260
Other liabilities	8,693	8,344
Shareholders’ equity	272,375	248,584

Total Liabilities and Shareholders’ Equity	$342,699	$314,188

Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended January 31,
	2005	2004
Operating Activities:
Net income	$15,806	$12,121
Provision for depreciation and amortization	17,142	15,608
Other	2,237	4,227

Net Cash Provided by Operating Activities	35,185	31,956
Investing Activities:
Purchases of property, plant and equipment	(15,675)	(13,337)
Acquisitions	(2,671)	(2,072)
Collection of note receivable from related party	—	6,000
Other	88	(128)

Net Cash Used in Investing Activities:	(18,258)	(9,537)
Financing Activities
Purchase and retirement of Class B shares	—	(25,788)
Options exercised	5,792	2,639
Dividends	(5,399)	(5,382)

Net Cash Provided by (Used in) Financing Activities	393	(28,531)
Effect of foreign exchange rate changes on cash	2,224	2,394

Increase (Decrease) in Cash and Cash Equivalents	19,544	(3,718)
Cash and cash equivalents at beginning of period	61,757	64,261

Cash and Cash Equivalents at End of Period	$81,301	$60,543